UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reporteddoing that now):	July 21, 2008

FIVE STAR PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-25869	13-3729186
(Commission File Number)	(IRS Employer Identification No.)

10 East 40th Street, Suite 3110, New York, NY	10016
(Address of Principal Executive Offices)	(Zip Code)

(646) 742−1600
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 3.02              Unregistered Sales of Equity Securities.

On July 21, 2008, Five Star Products, Inc. (“Five Star”) issued an aggregate of 7,000,000 shares of Five Star common stock (the “Shares”) to NPDV Acquisition Corp. (“NPDV”), a wholly-owned subsidiary of National Patent Development Corporation (“National Patent”) and the holder of a majority of the outstanding shares of Five Star common stock.  The Shares were issued upon the conversion by NPDV of a convertible Five Star 9% promissory note in the principal amount of $2.8 million held by NPDV (the “Note”).  The Note, which was originally issued to JL Distributors, Inc., a wholly-owned subsidiary of National Patent (“JL”), on September 30, 1998 and was subsequently transferred to NPDV as described below, was converted pursuant to its terms at the fixed conversion price of $0.40 per Share.

As reported in the Current Report on Form 8-K filed with the Securities and Exchange Commission by Five Star on June 26, 2008, National Patent, NPDV, and Five Star entered into a Tender Offer and Merger Agreement, dated June 26, 2008 (the “Tender Offer Agreement”), pursuant to which, among other things, NPDV commenced a tender offer on July 24, 2008 to acquire all the outstanding shares of Five Star common stock for an offer price of $0.40 per Share (the “Offer”) which, subject to the terms and conditions of the Tender Offer Agreement, is to result in the merger of NPDV with and into Five Star following the consummation of the Offer.

Pursuant to the terms of the Tender Offer Agreement, prior to the commencement of the Offer, (i) JL was required to transfer the Note to either National Patent or NPDV, and (ii) the transferee of the Note was required to convert the Note into shares of Five Star common stock.  The Note was transferred from JL to NPDV on July 16, 2008, at which time NPDV became the payee under the Note.

The issuance of the Shares to NPDV was effected in reliance upon the exemption from registration for sales of securities not involving a public offering set forth in Section 4(2) of the Securities Act of 1933, as amended.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE STAR PRODUCTS, INC.

Date: July 25, 2008	By:	/s/ Ira J. Sobotko
		Name:	Ira J. Sobotko
		Title:	Senior Vice President, Finance, Secretary & Treasurer

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